SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                 Amendment No. 3

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO
                          FILED PURSUANT TO RULE 13d-2

                                  Advaxis, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    007624109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 19, 2009
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
CUSIP No. 007624109                     13G
================================================================================
1.    NAME OF REPORTING PERSONS
      S.S. NO. OF ABOVE PERSONS

      Richard Smithline
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     3,384,196*
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            3,384,196*
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,384,196*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.01%*
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

================================================================================
CUSIP No. 007624109                     13G
================================================================================
1.    NAME OF REPORTING PERSONS
      S.S. NO. OF ABOVE PERSONS

      Centrecourt Asset Management LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     3,384,196*
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            3,384,196*
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,384,196*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.01%*
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IA
--------------------------------------------------------------------------------

================================================================================
CUSIP No. 007624109                     13G
================================================================================
1.    NAME OF REPORTING PERSONS
      S.S. NO. OF ABOVE PERSONS

      CAMOFI Master LDC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,724,196*
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER2
  REPORTING
   PERSON            2,724,196*
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,724,196*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.42%*
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

================================================================================
CUSIP No. 007624109                     13G
================================================================================
1.    NAME OF REPORTING PERSONS
      S.S. NO. OF ABOVE PERSONS

      CAMHZN Master LDC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     660,000*
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER2
  REPORTING
   PERSON            660,000*
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      660,000*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.59%*
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

================================================================================

Item 1.

      (a)   Name of Issuer:

            Advaxis, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            Technology Center of New Jersey
            675 Route 1, Suite B113
            North Brunswick, NJ 08902

Item 2.

      (a)   Name of Person Filing:

            This Schedule 13G is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by Richard Smithline ("Mr. Smithline"), Centrecourt Asset Management LLC ("Centrecourt"), CAMOFI Master LDC ("CAMOFI"), and CAMHZN Master LDC ("CAMHZN"), (collectively, the "Reporting Persons").

            The Reporting Persons are making a joint filing because they may be deemed a group pursuant to Section 13 of the Securities Exchange Act of 1934, as amended. The Reporting Persons do not affirm the existence of such a group.

      (b)   Address of Principal Business Office or, if none, Residence:

            The principal business address of each of Mr. Smithline and Centrecourt is:

            350 Madison Avenue, 8th Floor
            New York, NY 10017

            The principal business address of each of CAMOFI and CAMHZN is:

            90 Fort Street, 5th Floor
            Box 32021 SMB
            Grand Cayman, Cayman Islands

      (c)   Citizenship:

            Mr. Smithline is a United States citizen.

            Centrecourt is organized and existing in Delaware.

            CAMOFI and CAMHZN are organized and existing in the Cayman Islands.

      (d)   Title of Class of Securities:

            Common Stock, $0.001 par value per share.

      (e)   CUSIP Number:

            007624109

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)   [ ] Broker or dealer registered under Section 15 of the Exchange
                Act.
      (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
      (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
      (e)   [ ] Investment adviser in accordance with Sec.
                240.13d-1(b)(1)(ii)(E).
      (f) [ ] Employee benefit plan or endowment fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F).
      (g)   [ ] Parent holding company, in accordance with Sec.
                240.13d-1(b)(ii)(G).
      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
      (j)   [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d-1(c), check this box [x].

Item 4. Ownership:

    (a) Amount Beneficially Owned:

                                    Mr. Smithline: 3,384,196* shares of Common
                                    Stock comprised of (i) 2,724,196 shares of Common Stock held by CAMOFI, and (ii) 660,000 shares of Common Stock held by CAMHZN. Mr. Smithline is a director of CAMOFI and CAMHZN.

                                    Centrecourt 3,384,196* shares of Common
                                    Stock comprised of (i) 2,724,196 shares of Common Stock held by CAMOFI, and (ii) 660,000 shares of Common Stock held by CAMHZN. Centrecourt is the investment manager of CAMOFI and CAMHZN.

                                    CAMOFI: 2,724,196* shares of Common Stock.

                                    CAMHZN: 660,000* shares of Common Stock.

    (b) Percent of Class:  Mr. Smithline: 3.01%*
                           Centrecourt:   3.01%*
                           CAMOFI:        2.42%*
                           CAMHZN:        0.59%*

      *In addition to the shares of Common Stock beneficially owned as set forth above, CAMOFI and CAMHZN hold warrants exercisable for 9,986,666 and 2,496,667 shares of Common Stock, respectively. However, all of such warrants contain provisions that would prohibit the holder thereof from exercising any of such securities to the extent that upon such exercise such holder, together with its affiliates, would beneficially hold more than 4.99% of the total number of shares of Common Stock then issued and outstanding (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended), unless such holder shall have provided the issuer with 61 days' notice of the holder's waiver of such provisions. Accordingly, based on the number of shares of Common Stock held by the Reporting Persons as of the date hereof, such warrants are only exercisable to the extent that any such exercise would bring the Reporting Persons to the 4.99% limit. The Reporting Persons disclaim beneficial ownership of all such securities, and Mr. Smithline and Centrecourt disclaim beneficial ownership of all securities covered by this statement.

      The percentages used herein are based upon the securities held by the Reporting Persons as of May 19, 2009, and the number of the Issuer's shares of Common Stock issued and outstanding as of March 11, 2009, as reported in the issuer's Form 10-Q for the fiscal quarter ended January 31, 2009 filed with the Securities and Exchange Commission on March 13, 2009.

      (c)   Number of shares as to which each such person has:

      (i)   sole power to vote or to direct the vote:
                                                       Mr. Smithline: 3,384,196*
                                                       Centrecourt:   3,384,196*
                                                       CAMOFI:        2,724,196*
                                                       CAMHZN:          660,000*

      (ii)  shared power to vote or to direct the vote:
                                                       Mr. Smithline: 0
                                                       Centrecourt:   0
                                                       CAMOFI:        0
                                                       CAMHZN:        0

      (iii) sole power to dispose or to direct the disposition of:
                                                       Mr. Smithline: 3,384,196*
                                                       Centrecourt:   3,384,196*
                                                       CAMOFI:        2,724,196*
                                                       CAMHZN:          660,000*

      (iv)  shared power to dispose or to direct the disposition of:
                                                       Mr. Smithline: 0
                                                       Centrecourt:   0
                                                       CAMOFI:        0
                                                       CAMHZN:        0

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            See Item 4(a) above, which is incorporated by reference herein.

Item 8.     Identification and Classification of Members of the Group.

            The Reporting Persons may be deemed to constitute a group with one another pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 19, 2009


/s/ Richard Smithline
--------------------------------
Richard Smithline


Centrecourt Asset Management LLC

By: /s/ Richard Smithline
    ----------------------------
Name: Richard Smithline
Title: Managing Member


CAMOFI Master LDC

By: /s/ Richard Smithline
    ----------------------------
Name: Richard Smithline
Title: Director


CAMHZN Master LDC

By: /s/ Richard Smithline
    ----------------------------
Name: Richard Smithline
Title: Director


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                                    EXHIBIT A

                                    AGREEMENT
                          JOINT FILING OF SCHEDULE 13G

      The undersigned hereby agree jointly to prepare and file with regulatory authorities an Amendment No. 3 to Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Advaxis, Inc. and hereby affirm that such Amendment No. 3 to Schedule 13G is being filed on behalf of each of the undersigned.

Date: May 19, 2009


/s/ Richard Smithline
--------------------------------
Richard Smithline


Centrecourt Asset Management LLC

By: /s/ Richard Smithline
    ----------------------------
Name: Richard Smithline
Title: Managing Member


CAMOFI Master LDC

By: /s/ Richard Smithline
    ----------------------------
Name: Richard Smithline
Title: Director


CAMHZN Master LDC

By: /s/ Richard Smithline
    ----------------------------
Name: Richard Smithline
Title: Director